Exhibit 18
May 10, 2021

Board of Directors
SiriusPoint Ltd
Point House
3 Waterloo Lane
Pembroke HM 08, Bermuda

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to SiriusPoint Ltd’s (the “Company”) Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Form 10-Q. Note 2 therein describes a change in accounting principle from recognizing written premiums (and the associated balance sheet amounts) on assumed prospective pro-rata reinsurance contracts at inception of the contract based on estimated ultimate written premiums for the entire contract period to recognizing written premiums (and the associated balance sheet amounts) when the ceding company enters into direct contracts. This change has no impact on the earned premium recognition pattern and therefore does not impact net income. It should be understood that the preferability of one acceptable method of accounting over another for written premium recognition has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York

PricewaterhouseCoopers LLP, 300 Madison Ave, New York, New York 10017
T: 646 471 3000, www.pwc.com/us